Exhibit 99.1

** NEWS RELEASE **

HOT TOPIC, INC. REPORTS 1st QUARTER

EPS OF $0.03 PER DILUTED SHARE

Provides guidance for the 2nd quarter of 2009

CITY of INDUSTRY, CA, May 20, 2009 — Hot Topic, Inc. (Nasdaq Global Select Market: HOTT), reported results for its first quarter of fiscal 2009 (13 weeks) ended May 2, 2009.

The company reported net income in the first fiscal quarter of $1.2 million, or $0.03 per diluted share, compared to a net loss of $1.4 million, or $0.03 per share, for the comparable period last year. The first quarter of fiscal 2009 results include approximately $0.02 per share of expense related to ShockHound (www.shockhound.com), the company’s online music site.

As previously reported, total sales for the first quarter of fiscal 2009 increased 10.1% to $175.1 million compared to $159.0 million for the first quarter last year. Total company comparable store sales increased 7.1% for the first quarter of fiscal 2009. A summary of the sales results by division (including internet) is as follows:

	Net Sales		Comparable Store Sales % Change
	$ Millions	% Change To Last Year	This Year	Last Year
FIRST QUARTER:
Hot Topic	$134.8	11.4%	9.6%	-3.0%
Torrid	$40.3	6.2%	-1.7%	-2.0%
Total Co.	$175.1	10.1%	7.1%	-2.8%

At the end of the first quarter of fiscal 2009, the company operated 679 Hot Topic stores and 158 Torrid stores compared to 686 Hot Topic stores and 154 Torrid stores at the end of first quarter of fiscal 2008. During the first quarter of fiscal 2009, the company closed two Hot Topic stores and one Torrid Store. The company also remodeled or relocated three Hot Topic stores during the quarter.

The company issued second quarter guidance (13 weeks ending August 1, 2009) of a loss per share in the range of $0.04 to $0.06, as compared to a loss per share of $0.01 last year. This guidance is based upon a comp sales decline in the mid-single-digit percentage range. Included in the guidance is approximately $0.02 per share of expense related to ShockHound (www.shockhound.com), the company’s online music site.

A conference call to discuss first quarter results, business trends, guidance and other matters is scheduled for May 20, 2009 at 4:30 PM (ET). The live conference call number is 866-362-4829, pass code “Hot Topic”, and will be accessible to all interested parties. It will also be webcast on the company’s Investor Relations website located at http://investorrelations.hottopic.com. A replay of the conference call will be available at 888-286-8010, pass code 59502089, for approximately two weeks. In addition, a webcast replay of the conference call will be available on the company’s Investor Relations website for approximately two weeks.

Hot Topic, Inc. is a mall and web based specialty retailer operating the Hot Topic and Torrid concepts, as well as the e-space music discovery concept, ShockHound. Hot Topic offers music/pop culture-licensed and music/pop culture-influenced apparel, accessories, music and gift items for young men and women principally between the ages of 12 and 22. Torrid offers apparel, lingerie, shoes and accessories designed for various lifestyles for plus-size females principally between the ages of 15 and 29. ShockHound (www.shockhound.com) is a one-stop, genre-spanning music website where people of all ages can purchase MP3s and music merchandise, share their music interests and read music news and editorial content. As of May 2, 2009, the company operated 679 Hot Topic stores in all 50 states and Puerto Rico, 158 Torrid stores, and Internet stores www.hottopic.com, www.torrid.com and www.shockhound.com.

In addition to historical information, this news release and the aforementioned conference call contain forward-looking statements, which may include statements relating to financial results, guidance, store operations, closures, remodels and relocations, projections and other financial performance. These statements involve risks and uncertainties, including risks and uncertainties associated with meeting expected financial results, fluctuations in sales and comparable store sales results, the online music site, music and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, technology and other risks associated with Internet sales, the effect of negative conditions in the global capital and credit markets, the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic, relationships with mall developers and operators, relationships with our vendors, litigation proceedings and contingent liabilities, as well as other risks detailed in the company’s SEC reports including its Annual Report on Form 10-K for the year ended January 31, 2009 and its Quarterly Reports on Form 10-Q. Historical results achieved are not necessarily indicative of the future prospects of the company, and actual results or circumstances could differ materially from the forward-looking statements.

Contact:

Hot Topic, Inc., City of Industry, CA

Jim McGinty, CFO 626-839-4681 x2675

HOT TOPIC, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	First Quarter Ended
	May 2, 2009	May 3, 2008
Net sales	$175,125	$158,978
Cost of goods sold, including buying, distribution and occupancy costs	114,995	107,353
Gross margin	60,130	51,625
Selling, general & administrative expenses	58,278	54,313
Income (loss) from operations	1,852	(2,688)
Interest income-net	170	374
Income (loss) before provision (benefit) for income taxes	2,022	(2,314)
Provision (benefit) for income taxes	797	(908)
Net income (loss)	$1,225	$(1,406)

Earnings (loss) per share:
Basic	$0.03	$(0.03)
Diluted	$0.03	$(0.03)

Shares used in computing earnings (loss) per share:
Basic	44,000	43,717
Diluted	44,679	43,717

HOT TOPIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	May 2, 2009	May 3, 2008
Current Assets:
Cash, cash equivalents and short-term investments	$89,347	$41,933
Inventory	82,152	77,329
Prepaid expenses and other	14,707	17,080
Deferred tax assets	6,365	4,298
Total current assets	192,571	140,640
Property and equipment, net	150,811	168,653
Deposits and other	2,455	1,497
Long-term investments	8,477	10,328
Deferred tax assets	8,289	6,609
Total assets	$362,603	$327,727

Current Liabilities:
Accounts payable	$26,330	$21,912
Accrued liabilities	34,315	28,709
Income taxes payable	1,003	984
Total current liabilities	61,648	51,605
Deferred rent	35,581	39,424
Deferred compensation liability	2,179	1,281
Income taxes payable	1,850	844
Total liabilities	101,258	93,154
Total shareholders’ equity	261,345	234,573
Total liabilities and shareholders’ equity	$362,603	$327,727

OTHER DATA

(Dollars in thousands)

(Unaudited)

	Three Months Ended
	May 2, 2009	May 3, 2008
Depreciation and amortization	$9,648	$9,935
Capital expenditures	$5,495	$7,456

Total company store square footage	1,587,600	1,589,200
Hot Topic average store size	1,757	1,755
Torrid average store size	2,496	2,503